Renmin Tianli Group, Inc. Reports Third Quarter 2017 Financial Results

WUHAN CITY, China, Nov. 13, 2017 /PRNewswire/ -- Renmin Tianli Group, Inc. (NASDAQ:ABAC) ("Renmin Tianli" or the "Company"), a producer of breeder hogs, market hogs and black hogs, as well as specialty processed black hog pork products sold through retail outlets and the internet, with headquarters in Wuhan City, Hubei Province, China, today announced its financial results for the three and nine months ended September 30, 2017.

Mr. Luchang Zhou, Chief Executive Officer of Renmin Tianli, commented, “Our third quarter revenues decreased by 13.4% to $6.79 million primarily due to a decrease in sales from our hog farming business despite continued growth of our retail business. Revenues from hog farming decreased by 15.3% to $6.21 million, primarily due to a 26.2% decrease in the average selling price per hog despite a 14.8% increase in the number of hogs sold during the third quarter. Our retail business remained strong, with revenues increasing 13.2% to $0.58 million and volume increasing by 11.7% to 121,031 kilograms. Our margins improved significantly, with gross margin improving by 5.8 percentage points to 16.7% and operating margin improving by 6.5 percentage points to 5.4%, as the severe floods in July 2016 negatively affected our margins for the third quarter of last year. The improvement in margins was also a result of ongoing cost control efforts on employee payrolls. Looking ahead, we expect hog pricing to remain the biggest uncertainty facing our business.”

Third Quarter 2017 Financial Results

	For the Three Months Ended September 30,
($ thousands, except per share data)	2017	2016	% Change
Revenues	$6,791	$7,841	-13.4%
Hog farming	6,207	7,326	-15.3%
Retail	583	516	13.2%
Gross margin	16.7%	10.9%	5.8 pp
Operating margin	5.4%	-1.1%	6.5 pp
Net Income (loss)	385	(2,833)	113.6%
Net income from continuing operations	385	(1,783)	121.6%
Gain (loss) from operations of discontinued component	—	(1,050)	NM
Net income (loss) for common shareholders	385	(2,707)	114.2%

Revenues for the third quarter of 2017 decreased by $1.05 million, or 13.4%, to $6.79 million from $7.84 million for the same period of last year. The decrease in revenues reflected the impact from lower prices for regular market hogs and black hogs, and fewer black hogs available for sale.

Revenues from hog farming, which includes sales of regular breeder hogs, regular market hogs, and black hogs, decreased by $1.12 million, or 15.3%, to $6.21 million for the third quarter of 2017 from $7.33 million for the same period of last year. The Company sold a total of 35,014 regular breeder hogs, regular market hogs and black hogs with a blended average selling price of $177 per hog during the third quarter of 2017, compared to 30,500 hogs sold and a blended average selling price of $240 per hog for the same period of last year.

		For the Three Months Ended September 30,
		2017			2016
	No. of Hogs	Average	Sales	No. of Hogs	Average	Sales
	Sold	Price/Hog ($)	($ thousands)	Sold	Price/Hog ($)	($ thousands)
Breeder hogs - regular hogs	3,962	$251	$996	3,660	$248	$909
Market hogs - regular hogs	19,978	151	3,014	14,229	221	3,151
Market hogs - black hogs	11,074	198	2,197	12,611	259	3,266
Total Hog Farming	35,014	177	6,207	30,500	240	7,326

		Average	Sales		Average	Sales
	Kilogram	Price/kg ($)	($ thousands)	Kilogram	Price/kg ($)	($ thousands)
Retail- specialty black hog pork products	121,031	$5	583	108,390	$5	516

Revenues for the third quarter of 2017 from regular breeder hog sales increased by 9.5% to $1.00 million with the number of regular breeder hogs sold increasing by 8.3% to 3,962 hogs and the average selling price of regular breeder hogs increasing by 1.2% to $251 per hog. Revenues for the third quarter of 2017 from regular market hog sales decreased by 4.3% to $3.01 million as the number of regular market hogs sold increased by 40.4% to 19,978 hogs while the average selling price of regular market hogs decreased by 31.7% to $151 per hog. Revenues for the third quarter of 2017 from black market hogs decreased by 32.7% to $2.20 million with the number of black hogs sold decreasing by 12.2% to 11,074 hogs and the average selling price of black hogs decreasing by 23.6% to $198 per hog.

We sold 121,031 kilograms of specialty black hog pork products through retail at approximately $5 per kilogram, generating revenues of $0.58 million for the third quarter of 2017. This compares to108,390 kilograms sold at approximately $5 per kilogram and revenues of $0.52 million for the same period of last year. These revenues, combined with the sales of black market hogs, led to $2.78 million in revenues from our black hog program for the third quarter of 2017, compared to $3.78 million for the same period of last year.

Gross profit

Cost of goods sold decreased by $1.33 million, or 19.0%, to $5.66 million for the third quarter of 2017 from $6.98 million for the same period of last year. Cost of goods sold for hog farming decreased by $1.32 million, or 20.1%, to $5.27 million for the third quarter of 2017 from $6.59 million for the same period of last year. Cost of goods sold for retail decreased by $5,000, or 1.3%, to $0.39 million for the third quarter of 2017 from $0.39 million for the same period of last year.

Overall gross profit increased by $0.28 million, or 32.2%, to $1.13 million for the third quarter of 2017 from $0.86 million for the same period of last year. This increase in our gross profit was primarily related to an increase in gross profit of $0.20 million, or 27.7%, for our hog farming segment. Gross profits for hog farming and retail were $0.94 million and $0.19 million, respectively, for the third quarter of 2017, compared to $0.74 million and $0.12 million, respectively, for the same period of last year.

Overall gross margin was 16.7%, with gross margins for hog farming and retail of 15.1% and 33.2%, respectively, for the third quarter of 2017. This compared to overall gross margin of 10.9%, and gross margins for hog farming and retail of 10.0% and 23.5%, respectively, for the same period of last year. The improvement in our gross margin for hog farming was mainly from the absence in 2017 of an expense comparable to that recorded in 2016 as a result of the flood damage which was included as part of the cost of goods sold in 2016. The improvement in gross profit and gross margin from the retail segment was primarily the result of higher sale prices charged to our new customer and an increase in sales volume.

Operating income

Total operating expenses, including general and administrative expenses and selling and marketing expenses, decreased by $0.18 million, or 19.0%, to $0.77 million for the third quarter of 2017 from $0.95 million for the same period of last year. The decrease was primarily the result of cost control over employee payrolls. Operating income for the third quarter of 2017 was $0.37 million, compared to operating loss of $0.09 million for the same period of last year. Operating margin for the third quarter of 2017 was 5.4%, compared to operating loss margin of 1.1% for the same period of last year.

Net income

Net income was $0.39 million for the third quarter of 2017, compared to net loss of $2.83 million for the same period of last year. Our net income from continuing operations, including both hog farming and retail, was $0.39 million for the third quarter of 2017, compared to a loss of $1.78 million for the same period of last year. Net income for the third quarter of 2016 was adversely impacted by the net loss from our discontinued operation, Hang-ao, which was $1.05 million for the third quarter of 2016. Hang-ao was sold on December 23, 2016.

After the deduction for non-controlling interests, net income attributable to common shareholders for the third quarter of 2017 was $0.39 million, compared to net loss of $2.71 million for the same period of last year.

Nine Months Ended September 30, 2017 Financial Results

	For the Nine Months Ended September 30,
($ thousands, except per share data)	2017	2016	% Change
Revenues	$19,694	$26,511	-25.7%
Hog farming	17,742	25,197	-29.6%
Retail	1,952	1,315	48.4%
Gross margin	14.8%	19.4%	-4.6 pp
Operating margin	2.3%	8.0%	-5.7 pp
Net income (Loss)	483	(2,502)	119.3%
Net income from continuing operations	483	570	-15.3%
Gain (loss) from operations and disposal of discontinued component	—	(3,073)	NM
Net income (loss) for common shareholders	483	(2,134)	122.6%

Revenues for the nine months ended September 30, 2017 decreased by $6.82 million, or 25.7%, to $19.69 million from $26.51 million for the same period of last year. The reduction in revenues is continuing to reflect the impact from the ongoing weak demand for regular breeder hogs, which also reduces prices for regular hogs and black hogs, and the reduction in the number of black hogs available for sale after the 2016 flood damage.

Revenues from hog farming, which includes sales of regular breeder hogs, regular market hogs, and black hogs, decreased by $7.46 million, or 29.6%, to $17.74 million for the nine months ended September 30, 2017 from $25.20 million for the same period of last year. The Company sold a total of 97,410 regular breeder hogs, regular market hogs and black hogs with a blended average selling price of $182 per hog during the nine months ended September 30, 2017, compared to 99,446 hogs sold and a blended average selling price of $253 per hog for the same period of last year.

		For the Nine Months Ended September 30,
		2017		2016
	No. of Hogs	Average	Sales	No. of Hogs	Average	Sales
	Sold	Price/Hog ($)	($ thousands)	Sold	Price/Hog ($)	($ thousands)
Breeder hogs - regular hogs	10,143	$248	$2,519	12,096	$251	$3,042
Market hogs - regular hogs	54,694	154	8,442	46,119	227	10,458
Market hogs - black hogs	32,573	208	6,781	41,231	284	11,697
Total Hog Farming	97,410	182	17,742	99,446	253	25,197

		Average	Sales		Average	Sales
	Kilogram	Price/kg ($)	($ thousands)	Kilograms	Price/kg ($)	($ thousands)
Retail- specialty black hog pork products	395,835	5	$1,952	276,142	$5	$1,315

Revenues for the nine months ended September 30, 2017 from regular breeder hog sales decreased by 17.2% to $2.52 million with the number of regular breeder hogs sold decreasing by 16.1% to 10,143 hogs and the average selling price of regular breeder hogs decreasing by 1.2% to $248 per hog. Revenues for the nine months ended September 30, 2017 from regular market hog sales decreased by 19.3% to $8.44 million as the number of regular market hogs sold increased by 18.6% to 54,694 hogs while the average selling price of regular market hogs decreased by 32.2% to $154 per hog. Revenues for the nine months ended September 30, 2017 from black market hogs decreased by 42.0% to $6.78 million with the number of black hogs sold decreasing by 21.0% to 32,573 hogs and the average selling price of black hogs decreasing by 26.8% to $208 per hog.

We sold 395,835 kilograms of specialty black hog pork products through retail at approximately $5 per kilogram, generating revenues of $1.95 million for the nine months ended September 30, 2017. This compares to 276,142 kilograms sold at approximately $5 per kilogram and revenues of $1.32 million for the same period of last year. These revenues, combined with the sales of black market hogs, led to $8.73 million in revenues from our black hog program for the nine months ended September 30, 2017, compared to $13.01 million for the same period of last year.

Gross profit

Cost of goods sold decreased by $4.59 million, or 21.5%, to $16.79 million for the nine months ended September 30, 2017 from $21.37 million for the same period of last year. Cost of goods sold for hog farming decreased by $4.90 million, or 24.0%, to $15.48 million for the nine months ended September 30, 2017 from $20.38 million for the same period of last year. The decrease in cost of goods sold for hog farming was primarily due to lower sales volume, which was partly offset by increased feed costs. In addition, large hogs normally require more feed to maintain their daily diet and are sold to pork dealers directly. To efficiently control our production costs during the downtrend cycle, we sold our regular market hogs at younger ages which can improve our inventory turnover rate and reduce relevant inventory maintenance cost. Cost of goods sold for retail increased by $0.47 million, or 56.5%, to $1.30 million for the nine months ended September 30, 2017 from $0.83 million for the same period of last year. The increase in cost of goods sold for retail was primarily due to increased sales volume.

Overall gross profit decreased by $2.23 million, or 43.4%, to $2.91 million for the nine months ended September 30, 2017 from $5.14 million for the same period of last year. This decrease in our gross profit reflected a decrease in gross profit of $2.56 million for our hog farming segment partially offset by improvement in our retail sales. Gross profits for hog farming and retail were $2.26 million and $0.65 million, respectively, for the nine months ended September 30, 2017, compared to $4.82 million and $0.32 million, respectively, for the same period of last year.

Overall gross margin was 14.8%, with gross margins for hog farming and retail of 12.7% and 33.2%, respectively, for the nine months ended September 30, 2017. This compared to overall gross margin of 19.4%, and gross margins for hog farming and retail of 19.1% and 24.4%, respectively, for the same period of last year. The reduction in our gross margin from our Hog Farming segment was due to the reduced selling prices for regular market hogs and black market hogs during the period. During the nine months ended September 30, 2017, we sold more large regular market hogs to pork dealers than the same period in 2016. However, the reduced sales prices of regular market hogs and increased feed costs for maintaining large market hogs caused our gross margin to decrease. The improvement in gross profit and gross margin from the retail segment was primarily the result of higher sale prices charged to our new customer and an increase in sales volume.

Operating income

Total operating expenses, including general and administrative expenses and selling and marketing expenses, decreased by $0.57 million, or 18.7%, to $2.46 million for the nine months ended September 30, 2017 from $3.02 million for the same period of last year. The decrease was primarily the result of cost control over employee payrolls. Operating income for the nine months ended September 30, 2017 was $0.45 million, compared to $2.11 million for the same period of last year. Operating margin for the nine months ended September 30, 2017 was 2.3%, compared to 8.0% for the same period of last year.

Net income (loss)

Net income was $0.48 million for the nine months ended September 30, 2017, compared to net loss of $2.50 million for the same period of last year. Our net income from continuing operations, including both hog farming and retail, was $0.48 million for the nine months ended September 30, 2017, compared to $0.57 million for the same period of last year. Net income for the nine months ended September 30, 2016 was adversely impacted by the net loss from our discontinued operation, Hang-ao, which was $3.07 million for the nine months ended September 30, 2016. Hang-ao was sold on December 23, 2016.

After the deduction for non-controlling interests, net income attributable to common shareholders for the nine months ended September 30, 2017 was $0.48 million, compared to net loss of $2.13 million for the same period of last year.

Financial Condition

As of September 30, 2017, the Company had cash and cash equivalents of $60.39 million, compared to $54.46 million at the end of 2016. Working capital as of September 30, 2017 was $62.64 million as compared to $57.50 million at December 31, 2016. Net cash provided by operating activities was $3.92 million for the nine months ended September 30, 2017, compared to $9.99 million for the same period of last year. Net cash used in investing activities was $nil for the nine months ended September 30, 2017, compared to $3.10 million for the same period of last year. Net cash used in financing activities was $0.59 million for the nine months ended September 30, 2017, compared to $0.30 million for the same period of last year.

About Renmin Tianli Group, Inc.

Renmin Tianli Group, Inc. (the "Company"), previously known as Aoxin Tianli Group, Inc., is in the business of breeding, raising and selling breeder and market hogs in China. The Company also sells specialty processed black hog pork products through supermarkets and other retail outlets, as well as the internet.

Forward-Looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulations, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the Company, are expressly qualified by this cautionary statement and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information, please contact:

Tony Tian, CFA
Weitian Group LLC
Phone: +1-732-910-9692
Email: tony.tian@weitian-ir.com

AOXIN TIANLI GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(AMOUNTS EXPRESSED IN US DOLLARS)

(UNAUDITED)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
Revenue	$6,222,160	$9,610,789	$12,903,151	$18,670,057
Cost of goods sold	5,387,139	7,431,963	11,130,023	14,390,715
Gross profit	835,021	2,178,826	1,773,128	4,279,342

General and administrative expenses	701,029	914,129	1,532,989	1,858,064
Selling expenses	78,580	115,903	156,328	218,191
Operating expenses	779,609	1,030,032	1,689,317	2,076,255

Income from operations	55,412	1,148,794	83,811	2,203,087

Other income (expense):
Interest income	7,845	59,606	11,669	141,449
Other income, net	1,165	8,206	2,036	8,665
Total other income	9,010	67,812	13,705	150,114

Income before income taxes	64,422	1,216,606	97,516	2,353,201
Income taxes	—	—	—	—
Net income from continuing operations	64,422	1,216,606	97,516	2,353,201

Discontinued operations:
Loss from operations of discontinued component, net of taxes	—	(611,417)	—	(2,022,204)
Net income	64,422	605,189	97,516	330,997

Net loss attributable to the noncontrolling interest	—	73,370	—	242,664
Net income (Loss) attributable to Aoxin Tianli Group, Inc. and Subsidiaries	$64,422	$678,559	$97,516	$573,661

Earnings per share, continuing operations– Basic and Diluted	$0.01	$0.15	$0.01	$0.29
Loss per share, discontinued operations– Basic and Diluted	$—	$(0.08)	$—	$(0.25)
Weighted average shares outstanding – Basic and Diluted	7,983,745	7,988,000	7,987,870	8,134,208

Comprehensive income (loss):
Net income attributable to Aoxin Tianli Group, Inc. and Subsidiaries	$64,422	$678,559	$97,516	$573,661
Unrealized foreign currency translation adjustment	1,423,687	(2,743,550)	2,080,452	(2,135,287)
Comprehensive income (loss)	$1,488,109	$(2,064,991)	$2,177,968	$(1,561,626)

AOXIN TIANLI GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(AMOUNTS EXPRESSED IN US DOLLARS)

	June 30, 2017	December 31, 2016
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$57,891,099	$54,458,026
Accounts receivable, net	71,099	60,283
Inventories, net	5,071,017	5,506,085
Advances to suppliers, net	395,506	1,129,477
Prepaid expenses	34,868	112,676
Other receivables, net	297,384	293,377
Total Current Assets	63,760,973	61,559,924

Long-term prepaid expenses, net	1,254,052	1,196,989
Plant and equipment, net	20,470,230	21,113,840
Biological assets, net	1,996,914	1,901,744
Intangible assets, net	2,366,792	2,403,637

Total Assets	$89,848,961	$88,176,134

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term bank loans	$2,065,682	$2,591,793
Accounts payable and accrued liabilities	17,744	5,327
Other payables	1,473,717	1,465,164

Total Current Liabilities	3,557,143	4,062,284

Stockholders’ Equity:
Common stock ($0.004 par value, 25,000,000 shares
authorized, 7,983,745 shares and 7,988,245 shares issued and outstanding on June 30, 2017 and December 31, 2016, respectively)	31,934	31,952
Additional paid in capital	61,395,579	61,395,561
Statutory surplus reserves	2,416,647	2,416,647
Retained earnings	26,933,101	26,835,585
Accumulated other comprehensive loss	(4,485,443)	(6,565,895)
Total Stockholders’ Equity	86,291,818	84,113,850
Total Liabilities and Stockholders’ Equity	$89,848,961	$88,176,134

AOXIN TIANLI GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(AMOUNTS EXPRESSED IN US DOLLARS)

(UNAUDITED)

	For the Six Months Ended June 30,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net income from continuing operations	97,516	$2,353,201
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,418,330	1,194,716
Amortization of prepaid expenses	94,422	249,698
Amortization of long-term prepaid expenses	51,606	53,997
Loss from disposal of biological assets	67,945	427,071
Stock-based compensation	4,015	12,046
Changes in operating assets and liabilities:
Accounts receivable	(9,194)	182,316
Inventories	892,224	2,764,344
Prepaid expenses	(19,756)	(11,879)
Other receivables	3,200	605
Long-term prepaid expenses	(78,683)	—
Accounts payable and accrued liabilities	14,212	67,973
Other payables	105,441	—
Total adjustments	2,543,762	4,940,887
Net cash provided by operating activities from continuing operations	2,641,278	7,294,088
Net cash provided by (used in) operating activities from discontinued operations	—	(41,000)
Net cash provided by operating activities	2,641,278	7,253,088

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of plant and equipment	—	(3,002,759)
Net cash used in investing activities from continuing operations	—	(3,002,759)
Net cash provided by investing activities from discontinued operations	—	—
Net cash provided by (used in) investing activities	—	(3,002,759)

CASH FLOWS FROM FINANCING ACTIVITIES
Restricted cash received from banks	—	9,180,826
Proceeds of short-term loans	2,036,317	2,754,248
Repayments of short-term loans	(2,618,122)	(12,241,101)
Net cash used in financing activities from continuing operations	(581,805)	(306,027)
Net cash provided by financing activities from discontinued operations	—	—
Net cash used in financing activities	(581,805)	(306,027)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	1,373,600	(1,159,599)
NET INCREASE IN CASH	3,433,073	2,784,703
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	54,458,026	49,656,897
CASH AND CASH EQUIVALENTS, END OF PERIOD	57,891,099	$52,441,600